Exhibit 99.1

SOHU.COM REPORTS SECOND QUARTER 2016 UNAUDITED FINANCIAL RESULTS

BEIJING, CHINA, August 1, 2016 –Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, video, search and gaming business group, today reported unaudited financial results for the second quarter ended June 30, 2016.

Second Quarter Highlights

•	Total revenues were US$420 million[1], down 15% year-over-year and up 3% quarter-over-quarter.

•	Brand advertising revenues were US$113 million, down 25% year-over-year and 10% quarter-over-quarter.

•	Sogou[2] revenues were US$176 million, up 19% year-over-year and 19% quarter-over-quarter.

•	Online game revenues were US$99 million, down 42% year-over-year and 3% quarter-over-quarter.

•	GAAP net loss attributable to Sohu.com Inc. was US$63 million, or US$1.64 loss per fully-diluted share.

Non-GAAP3 net loss attributable to Sohu.com Inc. was US$63 million, or US$1.62 loss per fully-diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc., commented, “In the second quarter, despite the fact that we were facing macro headwinds and a challenging operating environment, we managed to deliver a top-line result that is within the range of our prior guidance. Our brand advertising business was under pressure as large customers cut back their spending, but we did see solid growth from SME customers that helped partially offset the impact.”

Dr. Zhang added, “For Sohu Media Portal, we further enhanced overall content quality and actively promoted our popular mobile Sohu News App. Sohu Video stepped up investment in content and marketing as planned and we reorganized the video sales team to improve synergies. For Sogou, mobile search traffic growth remained robust, with corresponding search revenues approaching 50% of total search revenues. For Changyou, we are glad to see that games revenues were stable from a quarter ago, while stringent expense control helped post better than expected profits.”

Mr. Xiaochuan Wang, CEO of Sogou, commented, “In the second quarter, Sogou moved ahead with our ongoing product differentiation efforts, and our financial performance continued to outgrow the industry. In response to a major healthcare incident within the industry, we swiftly unveiled an ad-free service called Sogou Wise Doctor that provides users authentic and authoritative healthcare information. In addition, supported with the technology of Microsoft Bing, we were able to enrich our English and academic search results. Quarterly total revenues reached US$176 million, or RMB1.15 billion, up 27% year-over-year in RMB terms. Excluding a one-time item, non-GAAP net income would have been US$33.6 million, or RMB 220 million, up 30% from a year ago in RMB terms.”

Second Quarter Financial Results

Revenues

Total revenues for the second quarter of 2016 were US$420 million, down 15% year-over-year and up 3% quarter-over-quarter.

Total online advertising revenues, which include revenues from the brand advertising and search and search-related businesses, for the second quarter of 2016 were US$273 million, down 5% year-over-year and up 5% quarter-over-quarter.

[1]	For the second quarter of 2016, on yearly basis, depreciation of the RMB against the U.S. dollar impacted our reported financial results. On a constant currency basis, total revenues in the second quarter of 2016 would have been US$28 million higher, or down 9% year-over-year.
[2]	Sogou operates the search and search-related business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. In the statements of operations, revenues from search and search-related services are recorded as “Search and search-related” revenue, and revenues from IVAS are recorded as “Others” revenue.
[3]	Non-GAAP results exclude share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders of Sogou. Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operation Measures to the Nearest Comparable GAAP Measures.”

Brand advertising revenues for the second quarter of 2016 totaled US$113 million, down 25% year-over-year and 10% quarter-over-quarter. The year-over-year decrease was mainly due to decreases in revenues from online video business. The quarter-over-quarter decrease was mainly due to decreases in revenues from online video and real estate. Revenues of Sohu Media Portal, or Sohu.com excluding Sohu Video, were US$47 million, down 10% year-over-year and up 4% quarter-over-quarter. Revenues of Sohu Video were US$32 million, down 44% year-over-year and 24% quarter-over-quarter.

Search and search-related revenues for the second quarter of 2016 were US$160 million, up 18% year-over-year and 20% quarter-over-quarter. The increases were mainly driven by robust growth in mobile traffic and monetization.

Online game revenues for the second quarter of 2016 were US$99 million, down 42% year-over-year and 3% quarter-over-quarter. The year-over-year decrease was mainly due to the natural decline in revenues of older games, such as TLBB and TLBB 3D, and a decrease in Web game revenues upon the completion of the sale of the 7Road business during the third quarter of 2015.

Gross Margin

Both GAAP and non-GAAP gross margin was 49% for the second quarter of 2016, compared with 55% in the second quarter of 2015 and 53% in the first quarter of 2016.

Both GAAP and non-GAAP gross margin for the online advertising business for the second quarter of 2016 was 39%, compared with 45% in the second quarter of 2015 and 43% in the first quarter of 2016.

Both GAAP and non-GAAP gross margin for the brand advertising business in the second quarter of 2016 was 17%, compared with 34% in the second quarter of 2015 and 32% in the first quarter of 2016. The year-over-year and quarter-over-quarter decreases were mainly due to decreased revenues.

Both GAAP and non-GAAP gross margin for the search and search-related business in the second quarter of 2016 was 55%, compared with 57% in the second quarter of 2015 and 54% in the first quarter of 2016. The year-over-year decrease was mainly due to higher traffic acquisition cost as a percentage of search and search-related revenues. The quarter-over-quarter increase was due to normal seasonal fluctuation.

Both GAAP and non-GAAP gross margin for online games in the second quarter of 2016 was 74%, compared with 75% in the second quarter of 2015 and 75% in the first quarter of 2016.

Operating Expenses

For the second quarter of 2016, GAAP operating expenses totaled US$237 million, down 7% year-over-year and up 18% quarter-over-quarter. Non-GAAP operating expenses were US$234 million, down 1% year-over-year and up 17% quarter-over-quarter. The quarter-over-quarter increases were mainly due to increased marketing and promotion expenses.

Operating Loss

GAAP operating loss for the second quarter of 2016 was US$29 million, compared with an operating profit of US$18 million in the second quarter of 2015 and an operating profit of US$15 million in the first quarter of 2016.

Non-GAAP operating loss for the second quarter of 2016 was US$26 million, compared with an operating profit of US$36 million in the second quarter of 2015 and an operating profit of US$15 million in the first quarter of 2016.

Other expense

Other expense for the second quarter of 2016 was US$25 million, compared with other expense of US$0.4 million in the second quarter of 2015 and other income of US$4 million in the first quarter of 2016. In the second quarter of 2016, we recognized one-time expense of $27.8 million that was related to a donation by Sogou to Tsinghua University related to setting up a joint research institute focusing on artificial intelligence technology.

Income Tax Expense

Both GAAP and non-GAAP income tax expense was US$2 million for the second quarter of 2016, compared with income tax expense of US$12 million in the second quarter of 2015 and income tax expense of US$12 million in the first quarter of 2016. In the second quarter of 2016, the Company recognized a reversal of about $5 million deferred tax liability accrued in the fourth quarter of 2015 for gain on disposal of a long-term investment.

Net Loss

Before deducting the share of net income pertaining to non-controlling interest, GAAP net loss for the second quarter of 2016 was US$47 million, compared with a net income of US$11 million in the second quarter of 2015 and net income of US$11 million in the first quarter of 2016. Before deducting the share of net income pertaining to non-controlling interest, non-GAAP net loss for the second quarter of 2016 was US$44 million, compared with a net income of US$30 million in the second quarter of 2015 and net income of US$11 million in the first quarter of 2016.

GAAP net loss attributable to Sohu.com Inc. for the second quarter of 2016 was US$63 million, or US$1.64 loss per fully-diluted share, compared with a net loss of US$28 million in the second quarter of 2015 and net loss of US$21 million in the first quarter of 2016. Non-GAAP net loss attributable to Sohu.com Inc. for the second quarter of 2016 was US$63 million, or US$1.62 loss per fully-diluted share, compared with a net loss of US$14 million in the second quarter of 2015 and net loss of US$22 million in the first quarter of 2016.

Liquidity

As of June 30, 2016, the Sohu Group had cash and cash equivalents, short-term investments and time deposits of US$1.40 billion, compared with US$1.42 billion as of December 31, 2015.

Ms. Joanna Lv, acting CFO of Sohu.com Inc. commented, “In the second quarter, while our brand advertising business was pressured by a weakened economy, Sogou and Changyou performed well and their financial results were in-line with our expectation. With Sohu Group’s strong balance sheet, we are continuously investing in key initiatives and diligently develop and promote our leading mobile internet products. We are confident to continue to drive our growth and generate returns for our shareholders over the long-term.”

Business Outlook

For the third quarter of 2016, Sohu estimates:

•	Total revenues to be between US$400 million and US$430 million.

•	Brand advertising revenues to be between US$110 million and US$120 million; this implies an annual decrease of 21% to 27% and a sequential decrease of 3% to a sequential increase of 6%. Sohu Media Portal revenues to be between US$47 million and US$50 million. Sohu Video revenues to be between US$32 million and US$36 million.

•	Sogou revenues to be between US$165 million and US$175 million; this implies an annual increase of 2% to 8% and a sequential decrease of 6% to nil.

•	Online game revenues to be between US$90 million and US$100 million; this implies an annual decrease of 34% to 41% and a sequential decrease of 9% to a sequential increase of 1%.

•	Before deducting the share of non-GAAP net income pertaining to non-controlling interest, non-GAAP net loss to be between US$70 million and US$80 million.

•	Non-GAAP net loss attributable to Sohu.com Inc. to be between US$90 million and US$100 million, and non-GAAP loss per fully-diluted share to be between US$2.35 and US$2.60.

•	Assuming no new grants of share-based awards and that the market price of our shares is unchanged; we estimate that compensation expense relating to share-based awards will be around US$5 million to US$6 million.

•	GAAP net loss attributable to Sohu.com Inc. to be between US$100 million and US$110 million, and GAAP loss per fully-diluted share to be between US$2.60 and US$2.85.

For the third quarter 2016 guidance, the Company has adopted a presumed exchange rate of RMB6.7=US$1.00, as compared with the actual exchange rate of approximately RMB6.26=US$1.00 for the third quarter of 2015, and RMB6.53=US$1.00 for the second quarter of 2016.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of the share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow or is reflected in the cash flows at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, excluding share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration previously recorded for acquisitions may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy; exchange rate fluctuations, including their potential impact on the Chinese economy and on Sohu’s reported US dollar results; recent slow-downs in the growth of the Chinese economy; the uncertain regulatory landscape in the People’s Republic of China; fluctuations in Sohu’s quarterly operating results; Sohu’s current and projected future losses due to increased spending by Sohu for video content; the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop a series of successful games for mobile platforms or successfully monetize mobile games it develops or acquires; and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call at 8:30 a.m. U.S. Eastern Time, August 1, 2016 (8:30 p.m. Beijing/Hong Kong time, August 1, 2016) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6713-5090
Hong Kong:	+852-3018-6771
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on August 1 through August 8, 2016. The dial-in details for the telephone replay are:

International:	+1-646-254-3697
Passcode:	51307438

The live Webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s Website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com .

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal m.sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of popular online games, such as Tian Long Ba Bu (“TLBB”), one of the most popular PC games in China, as well as a number of mobile games. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its twentieth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Ms. Linda Bergkamp
Christensen
Tel:	+1 (480) 614-3004
E-mail:	lbergkamp@christensenir.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Jun. 30, 2016	Mar. 31, 2016	Jun. 30, 2015
Revenues:
Online advertising
Brand advertising	$112,887	$125,503	$150,849
Search and search-related	160,152	133,814	135,206

Subtotal	273,039	259,317	286,055

Online games	99,227	102,529	172,350
Others	47,872	46,106	35,161

Total revenues	420,138	407,952	493,566

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $-73, $62 and $508, respectively)	93,654	85,636	99,847
Search and search-related (includes stock-based compensation expense of $0, $0 and $54, respectively)	71,998	62,092	58,552

Subtotal	165,652	147,728	158,399

Online games (includes stock-based compensation expense of $17, $-7 and $44, respectively)	25,380	26,133	43,929
Others	21,226	18,986	18,872

Total cost of revenues	212,258	192,847	221,200

Gross profit	207,880	215,105	272,366
Operating expenses:
Product development (includes stock-based compensation expense of $1,699, $-3 and $6,234, respectively)	88,959	82,679	100,771
Sales and marketing (includes stock-based compensation expense of $161, $14 and $862, respectively)	117,966	90,047	103,977
General and administrative (includes stock-based compensation expense of $740, $367 and $10,838, respectively)	29,650	27,607	49,720

Total operating expenses	236,575	200,333	254,468

Operating (loss) /profit	(28,695)	14,772	17,898
Other (expense) /income	(24,573)	3,924	(437)
Interest income	5,040	5,139	6,228
Exchange difference	3,866	(1,022)	(687)

(Loss) /income before income tax expense	(44,362)	22,813	23,002
Income tax expense	2,430	11,868	11,519

Net (loss) /income	(46,792)	10,945	11,483

Less: Net income attributable to the noncontrolling interest shareholders	16,232	31,231	38,682

Net loss attributable to Sohu.com Inc.	(63,024)	(20,286)	(27,199)

Basic net loss per share attributable to Sohu.com Inc.	$(1.63)	$(0.52)	$(0.70)

Shares used in computing basic net loss per share attributable to Sohu.com Inc.	38,691	38,666	38,587

Diluted net loss per share attributable to Sohu.com Inc.	$(1.64)	$(0.53)	$(0.71)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,691	38,666	38,587

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Jun. 30, 2016	As of Dec. 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,148,070	$1,245,205
Restricted time deposits (a)	—	227,285
Short-term investments	118,820	174,515
Accounts receivable, net	215,577	273,617
Prepaid and other current assets	250,731	158,890

Total current assets	1,733,198	2,079,512

Long-term investments	69,561	62,093
Fixed assets, net	508,156	508,692
Goodwill	153,421	154,219
Intangible assets, net	38,884	55,415
Time deposits	135,393	—
Restricted time deposits (a)	9,270	136,694
Prepaid non-current assets	5,453	6,254
Other assets	26,166	39,315

Total assets	$2,679,502	$3,042,194

LIABILITIES
Current liabilities:
Accounts payable	$158,052	$129,025
Accrued liabilities	309,212	309,657
Receipts in advance and deferred revenue	123,372	135,385
Accrued salary and benefits	86,980	99,631
Taxes payable	35,638	67,480
Deferred tax liability	25,461	24,884
Short-term bank loans (a)	—	344,500
Other short-term liabilities	206,998	154,017

Total current liabilities	$945,713	$1,264,579

Long-term accounts payable	17,749	4,600
Long-term tax payable	33,306	24,732
Deferred tax liabilities	13,573	17,531

Total long-term liabilities	$64,628	$46,863

Total liabilities	$1,010,341	$1,311,442

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,158,320	1,241,022
Noncontrolling Interest	510,841	489,730

Total shareholders’ equity	$1,669,161	$1,730,752

Total liabilities and shareholders’ equity	$2,679,502	$3,042,194

Note:

a)	Changyou had repaid all of the remaining bank loans of $344.5 million, and restricted time deposits of $354.7 million that secured these loans had been released during the first quarter of 2016.

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Jun. 30, 2016				Three Months Ended Mar. 31, 2016				Three Months Ended Jun. 30, 2015
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP
		(73)	(a)			62	(a)			508	(a)

Brand advertising gross profit	$19,233	$(73)		$19,160	$39,867	$62		$39,929	$51,002	$508		$51,510

Brand advertising gross margin	17%			17%	32%			32%	34%			34%

										54	(a)

Search and search-related gross profit	$88,154	$—	(a)	$88,154	$71,722	$—	(a)	$71,722	$76,654	$54		$76,708

Search and search-related gross margin	55%			55%	54%			54%	57%			57%

		(73)	(a)			62	(a)			562	(a)

Online advertising gross profit	$107,387	$(73)		$107,314	$111,589	$62		$111,651	$127,656	$562		$128,218

Online advertising gross margin	39%			39%	43%			43%	45%			45%

		17	(a)			(7)	(a)			44	(a)

Online games gross profit	$73,847	$17		$73,864	$76,396	$(7)		$76,389	$128,421	$44		$128,465

Online games gross margin	74%			74%	75%			75%	75%			75%

Others gross profit	$26,646	$—	(a)	$26,646	$27,120	$—	(a)	$27,120	$16,289	$—	(a)	$16,289

Others gross margin	56%			56%	59%			59%	46%			46%

		(56)	(a)			55	(a)			606	(a)

Gross profit	$207,880	$(56)		$207,824	$215,105	$55		$215,160	$272,366	$606		$272,972

Gross margin	49%			49%	53%			53%	55%			55%

		2,544	(a)			433	(a)			18,540	(a)

Operating (loss) /profit	$(28,695)	$2,544		$(26,151)	$14,772	$433		$15,205	$17,898	$18,540		$36,438

Operating margin	-7%			-6%	4%			4%	4%			7%

		2,550	(a)			448	(a)			18,540	(a)

Net (loss) /income before non-controlling interest	$(46,792)	$2,550		$(44,242)	$10,945	$448		$11,393	$11,483	$18,540		$30,023

	Three Months Ended Jun. 30, 2016				Three Months Ended Mar. 31, 2016				Three Months Ended Jun. 30, 2015
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP
		2,550	(a)			448	(a)			18,540	(a)
		(2,001)	(b)			(1,403)	(b)			(5,452)	(b)

Net loss attributable to Sohu.com Inc. for diluted net loss per share	$(63,386)	$549		$(62,837)	$(20,576)	$(955)		$(21,531)	$(27,538)	$13,088		$(14,450)

Diluted net loss per share attributable to Sohu.com Inc.	$(1.64)			$(1.62)	$(0.53)			$(0.56)	$(0.71)			$(0.37)

Shares used in computing diluted net loss per share attributable to Sohu.com Inc.	38,691			38,691	38,666			38,666	38,587			38,587

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interests in Changyou and Sogou under the treasury stock method.